Exhibit 99.1

Contacts:
Paul Goyette, 613-592-2122 x2188, paul_goyette@mitel.com (media, analysts and investors)

Mitel and Inter-Tel Announce Completion of Merger

OTTAWA, Ontario, Canada and TEMPE, AZ, USA – August 16, 2007 – Mitel Networks Corporation and Inter-Tel (Delaware), Incorporated (NASDAQ: INTL) today announced the completion of their merger. As a result of the merger, Inter-Tel is now a wholly-owned subsidiary of Mitel and Inter-Tel stockholders will receive $25.60 in cash for each Inter-Tel share they held prior to the closing.

“We are delighted to complete our merger with Inter-Tel,” said Don Smith, CEO of Mitel. “Inter-Tel’s people, products, managed services and partnerships complement those at Mitel and will enable us to accelerate our growth strategy by extending our small/medium business (SMB) leadership position and continuing our expansion into the large business sector.”

The company will now be #1 in the North American SMB market1 , #2 in the Western European IP PBX market2, the overall leader in the U.K. communications market3 and continues to grow its operations globally. With three trusted brands (Mitel, Inter-Tel and Lake), the company offers customers a broad choice of solutions from the very small to the very large, from IP enabled to pure IP unified communications, from standard solutions to tailored, from single site to multi-site and from outright capital purchase options through sophisticated managed services.

“We are extremely pleased to complete this transaction today, which we believe is in the best interests of Inter-Tel stockholders,” said Norman Stout, CEO of Inter-Tel. “Our new company will be a formidable industry player in the U.S. and across the globe, and as part of the Mitel team, we look forward to continuing to provide exceptional products and services to our mutually expanded customer base.”

Mitel will maintain Inter-Tel’s Arizona headquarters, which will become the center of operations for the combined U.S. business and serve as an important center of R&D excellence.

“We have common entrepreneurial roots, a shared vision and the breadth of solutions and technology to address the diverse needs of the rapidly changing communications market.” Don Smith concluded. “As we come together we will deliver innovative solutions and managed services for our existing customers and channel partners, so that no one is stranded or forced to consider an alternate vendor. We intend to be the logical choice for both existing and new customers.”

As a result of the acquisition, Inter-Tel common stock will no longer be listed on the NASDAQ Stock Market as of August 16, 2007.

About Mitel

Mitel, a leading provider of unifying IP communications solutions and applications for business customers, is headquartered in Ottawa, Canada, with offices, partners and resellers worldwide. For more information, please visit www.mitel.com.

Mitel and logo are registered trademarks of Mitel Networks Corporation.

Inter-Tel and the Inter-Tel logo are trademarks of Inter-Tel (Delaware), Incorporated. All other trademarks are the property of their respective owners.

[1]	Infotech: InfoTrack for Unified Communications – April 2007
[2]	MZA: Corded PBX/IP PBX – Quarterly Reporting – Q1 2007 – Europe
[3]	MZA: Corded PBX/IP PBX – Quarterly Reporting – Q1 2007 – Europe

FORWARD-LOOKING STATEMENTS

Except for historical information provided herein, this press release may contain information and statements of a forward-looking nature concerning the future performance of the Company. These statements are based on suppositions and uncertainties as well as on management's best possible evaluation of future events. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for the Company's products and services, the impact of price pressures exerted by competitors, and general market trends or economic changes. As a result, readers are advised that actual results may differ from expected results.